Exhibit 3.2

AMENDMENT TO

SIXTH AMENDED AND RESTATED BYLAWS OF

HUNTSMAN CORPORATION

EFFECTIVE AS OF OCTOBER 28, 2020

WHEREAS, the Sixth Amended and Restated Bylaws (the “Bylaws”) of Huntsman Corporation (the “Corporation”) established the rules and procedures affecting the governance of the Corporation;

WHEREAS, the board of directors of the Corporation (the “Board”) has determined that it is in the best interests of the Corporation to amend the Bylaws.

NOW, THEREFORE, the Bylaws are hereby amended as follows:

The text of Article II, Section 2.2(b) of the Bylaws has been deleted in its entirety and has been replaced with the following:

(b)        At the Request of Stockholders. Except as otherwise required by law and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock, as defined in the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), as to dividends or upon liquidation, this Section 2.2(b) is the exclusive means by which one or more stockholders of the Corporation may request the calling of a special meeting of stockholders of the Corporation. Special meetings of stockholders of the Corporation shall be called by the Secretary at the written request of one or more stockholders of record that collectively (x) Own (as defined herein) shares representing at least 15% (the “Requisite Percentage”) of the outstanding shares of the capital stock of the Corporation entitled to vote on the matter or matters proposed to be brought before the proposed special meeting and (y) have Owned the Requisite Percentage of such shares for at least 365 consecutive days (the “Requisite Holding Period”) prior to the date of such request, provided that a special meeting called at the request of one or more stockholders (a “Stockholder Requested Special Meeting”) shall be called by the Secretary only if the stockholder(s) requesting such meeting provide the information required by this Section 2.2(b) regarding such stockholder(s) and the proposed special meeting and otherwise comply with this Section 2.2(b). In order for a Stockholder Requested Special Meeting to be required to be called by the Secretary, one or more valid written requests for a special meeting (individually or collectively, a “Special Meeting Request”) signed and dated by stockholders of record that collectively Own the Requisite Percentage of the outstanding shares of the capital stock of the Corporation entitled to vote on the matter or matters proposed to be brought before the proposed special meeting (or their duly authorized agents), must be delivered to and received by the Secretary at the principal executive offices of the Corporation (the date of such receipt, the “Request Receipt Date”) and must be accompanied by:

(i)         with respect to any nomination of Director(s) to the Board or any other business proposed to be presented at any Stockholder Requested Special

Meeting, the same information described in Section 2.8(a)(iii) and, with respect to any nomination of Director(s) to the Board, the completed and signed questionnaire, representation and agreement that would be required by Section 2.8(d); and

(ii)        (A) as to each stockholder of record signing such request, or if such stockholder of record is a nominee or custodian, beneficial owner(s) on whose behalf such request is signed, an affidavit by each such person (x) stating the number of shares of capital stock of the Corporation that it Owns as of the date such request was signed and (y) agreeing to (I) continue to Own such number of shares of capital stock of the Corporation through the date of the Stockholder Requested Special Meeting and (II) update and supplement such affidavit as of the record date for the Stockholder Requested Special Meeting (such update and supplement shall be delivered to the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for such Stockholder Requested Special Meeting) and as of the date that is no more than ten business days prior to the date of the Stockholder Requested Special Meeting (such update and supplement shall be delivered to the Secretary at the principal executive offices of the Corporation not later than five business days prior to the date of such Stockholder Requested Special Meeting); provided that in the event of any decrease in of the number of shares of capital stock of the Corporation entitled to vote on the matter or matters proposed to be brought before the Stockholder Requested Special Meeting Owned by such person at any time before the Stockholder Requested Special Meeting, such person’s Special Meeting Request shall be deemed to have been revoked with respect to such shares of capital stock of the Corporation comprising such reduction and shall not be counted towards the calculation of the Requisite Percentage, and (B) as to any stockholder or beneficial owner who has solicited other stockholders to request the special meeting, the information described in Section 2.8(a)(iii)(A) and (B) as to such stockholder or beneficial owner.